EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 17, 2006 (except for Notes 9 and 11, as to which the date is December 15, 2006) in the Registration Statement (Form S-1) and the related Prospectus of Orexigen Therapeutics, Inc. for the registration of shares of its common stock, to be filed with the Securities and Exchange Commission on or about December 19, 2006.
/s/ Ernst & Young LLP
San Diego, California
December 15, 2006